EXHIBIT E


                AMENDMENT TO SALES PLAN DATED AS OF JUNE 28, 2002

     Amendment dated as of June 28, 2002 to Sales Plan, dated as of March 6, 2002 as amended as of April 12, 2002 (the "Sales Plan"), between Harvey L. Karp ("Seller") and Bear, Stearns & Co. Inc. ("Broker").

     WHEREAS, Seller desires to incorporate this Amendment into the aforementioned Sales Plan.

     WHEREAS, this Amendment is established to comply with the requirements of Rule 10b5-1(c)(2) under the Securities Exchange Act of 1934, as amended.

     WHEREAS, as of the date of this Amendment, Seller is not aware of any material nonpublic information concerning the Issuer (as defined in the Sales
Plan). Seller is entering into this Amendment in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

     WHEREAS, Seller desires to amend the terms of the Sales Plan as set forth herein. All other applicable provisions of the Sales Plan shall remain in effect.

     WHEREAS, this Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     NOW, THEREFORE, Seller and Broker hereby agree as follows:

     The Sales Plan shall be amended to delete the text of Section C(3)(a) of the Sales Plan in its entirety and insert the following text as Section C(3)(a) of the Sales Plan:

     Bear Stearns shall exercise Options to purchase a total of 285,700 shares of Stock on the first business day of July 2002 which shall immediately succeed the trading day on the New York Stock Exchange on which the closing sale price of the Stock shall be at least $30.00 per share or, if such business day shall not occur during the month of July 2002, then during the first month thereafter during the term of this Sales Plan during which such business day shall occur. Commencing on the following business day and terminating on the business day on which all shares are sold (each such day, a "Sale Day"), Clark Schubach or Alan Greenberg or a successor registered representative shall sell, as soon as reasonably practicable but with time and price discretion, the net of the amount of Stock after Stock is withheld by the Issuer to pay required Federal, state and local withholding taxes due with respect to such Option exercise at a gross price before deduction of commissions or mark-down of at least $30.00 per share (the "Minimum Sale Price"). The Issuer shall notify Bear Stearns not later than the opening of trading on the following business day immediately succeeding the date of exercise, of the number of shares of Stock to be withheld by the Issuer to pay required Federal, state and local withholding taxes due with respect to each Option exercise.



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     IN WITNESS WHEREOF, the undersigned have signed this Amendment to the Sales
Plan as of the date first written above.

     Seller:                                    Broker:

     /s/ Harvey L. Karp
     ------------------------------    Bear, Stearns & Co. Inc.
     Harvey L. Karp
                                       By:  /s/ Jeffrey M. Lipman
                                            ------------------------------
                                            Jeffrey M. Lipman
                                            Senior Managing Director


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